Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF TRUST

OF

PENNANTPARK PRIVATE INCOME FUND

This Certificate of Amendment to the Certificate of Trust of PennantPark Private Income Fund (the “Trust”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the Trust is PennantPark Private Income Fund.

2. The Certificate of Trust of the Trust is hereby amended (a) to provide notice that the Trust has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended, and (b) to delete the second enumerated paragraph therein in its entirety and to insert in lieu thereof the following second enumerated paragraph:

2. Registered Office and Registered Agent. The address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address upon whom process against the Trust may be served is The Corporation Trust Company.

3. This Certificate of Amendment to the Certificate of Trust shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Trust in accordance with Section 3811(a)(2) of the Act as of the 13th day of February, 2026.

By: /s/ Arthur H. Penn

Name: Arthur H. Penn, not in his individual capacity but solely as trustee